Filed pursuant to Rule 424(b)(3)
Registration No. 333-200464

LIGHTSTONE REAL ESTATE INCOME TRUST INC.
SUPPLEMENT NO. 4, DATED JANUARY 12, 2017, TO PROSPECTUS DATED JUNE 30, 2016

This prospectus supplement, dated January 12, 2017 (“Supplement No. 4”) is part of the prospectus of Lightstone Real Estate Income Trust Inc. (the “Company,” “we,” “us” or “our”), dated June 30, 2016 (the “Prospectus”), as supplemented by Supplement No. 1, dated July 22, 2016 (“Supplement No. 1”), Supplement No. 2, dated August 31, 2016 (“Supplement No. 2”) and Supplement No. 3, dated November 22, 2016 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus and Supplements No. 1, No. 2 and No. 3, and must be read in conjunction with the Prospectus and Supplements No. 1, No. 2 and No. 3 and the Amended Subscription Agreement dated as of the date hereof. This Supplement No. 4 forms a part of, and must be accompanied by, the Prospectus and Supplements No. 1, No. 2 and No. 3.

The purpose of this Supplement No. 4 is to (a) update the current selling commissions options that participating broker-dealers who sold the Common Shares may elect to take and (b) provide for a one year extension to the period during which the Common Shares will be offered.

PROSPECTUS UPDATES

Cover Page

The sentence following the asterisk footnote will be deleted in its entirety and replaced with the following:

* Discounts and deferrals on selling commissions and discounts on dealer manager fees are available for some categories of investors and discounts and deferrals on selling commissions are available for investors entitled to volume discounts.

The very last sentence of the cover page will be deleted in its entirety and replaced with the following:

“We initially expected to offer the Common Shares offered in our primary offering over a two-year period, or until February 25, 2017. However, because we had not sold all the Common Shares offered in our primary offering within two years, we will continue the primary offering for an additional one year, until February 25, 2018, provided that the offering will be terminated if all 30.0 million shares of our common stock are sold before such date (subject to our right to reallocate shares offered pursuant to the DRIP for sale in our primarily offering).”

Prospectus Summary

In the table found in the Prospectus Summary on page 9, the paragraph in the Determination of Amount column in the Selling Commissions row will be deleted in its entirety and replaced with the following:

“Our dealer manager receives selling commissions in an amount of up to 7.0% of the gross proceeds in our primary offering. Our dealer manager re-allows all selling commissions to the participating broker-dealer who actually sold the Common Shares. No selling commissions will be paid with respect to sales under our DRIP. Alternatively, a participating broker-dealer who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale. The total amount of all items of compensation from any source payable to our dealer manager or the participating broker-dealers will not exceed an amount that equals 10.0% of the gross proceeds of the offering (excluding Common Shares purchased through our DRIP).”

In the table found in the Prospectus Summary on page 9, the last sentence of the paragraph in the Determination of Amount column in the Dealer Manager Fee row will be deleted in its entirety such that the paragraph reads:

“Our dealer manager receives a dealer manager fee in an amount of up to 3.0% of the gross proceeds in our primary offering. Our dealer manager, in its sole discretion, may re-allow all or any portion of the dealer manager fee to participating broker-dealers as a marketing fee. No dealer manager fee will be paid with respect to sales under our DRIP.”

The paragraph following the question How long will this offering last? on page 18 of the Prospectus will be deleted in its entirety and replaced by the following:

“We expected to offer the 30 million Common Shares offered in our primary offering over a two-year period, or until February 25, 2017. However, because we had not sold all the Common Shares offered in our primary offering within two years, we will continue the primary offering for an additional one year, until February 25, 2018. We reserve the right to reallocate the Common Shares we are offering between the primary offering and our DRIP. This offering must be registered in every state in which we offer or sell Common Shares. Generally, such registrations are for a period of one year. Thus, we may terminate the offering in any state in which our registration is not renewed or otherwise extended annually.”

Estimated Use of Proceeds

The footnote to Selling commissions and dealer manager fee, which is footnote 1, on page 61 of the Prospectus will be amended as follows.

The fifth and sixth sentences in footnote 1, which read:

“Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.5% of the gross proceeds from the sale thereof, with 2.5% thereof paid at the time of such sale and 1% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the dealer manager fee will be re-allowed such that the combined selling commission and dealer manager fee do not exceed 10% of the gross proceeds from the sale of our Common Shares. The dealer manager fee will be reduced to 2.5% of the gross proceeds on sales by a participating broker-dealer in our primary offering in the event a participating broker-dealer elects to receive the 7.5% fee described in the preceding sentence.”

will be deleted and replaced in their entirety by the following text:

“Alternatively, a participating broker-dealer may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale.”

Compensation Table

In the Compensation Table section on page 78 of the Prospectus, the paragraph in the Determination of Amount column in the Selling Commissions row will be deleted in its entirety and replaced with the following:

“Our dealer manager receives selling commissions in an amount of up to 7.0% of the gross proceeds in our primary offering. Our dealer manager re-allows all selling commissions to the participating broker-dealer who actually sold the Common Shares. No selling commissions will be paid with respect to sales under our DRIP. Alternatively, a participating broker-dealer who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale. The total amount of all items of compensation from any source payable to our dealer manager or the participating broker-dealers will not exceed an amount that equals 10.0% of the gross proceeds of the offering (excluding Common Shares purchased through our DRIP).”

In the Compensation Table section on page 78 of the Prospectus, the last sentence of the paragraph in the Determination of Amount column in the Dealer Manager Fee row will be deleted in its entirety such that the paragraph reads:

“Our dealer manager receives a dealer manager fee in an amount of up to 3.0% of the gross proceeds in our primary offering. Our dealer manager, in its sole discretion, may re-allow all or any portion of the dealer manager fee to participating broker-dealers as a marketing fee. No dealer manager fee will be paid with respect to sales under our DRIP.”

Plan of Distribution

The fourth paragraph under the heading The Offering on page 159 of the Prospectus will be deleted in its entirety and replaced with the following:

“The Common Shares are being offered on a “best efforts” basis, which means generally that the dealer manager is required to use its best efforts to sell the Common Shares but has no firm commitment or obligation to purchase any of the Common Shares. We also are offering up to 10 million Common Shares for sale pursuant to our DRIP. We reserve the right to reallocate the Common Shares we are offering between the primary offering and our DRIP. The offering price per Common Share under our DRIP initially will be $9.50, or 95% of the fair market value per Common Share. No selling commissions or dealer manager fee will be payable on Common Shares sold under our DRIP. We may amend, suspend or terminate our DRIP for any reason at any time upon notice to the participants. We may provide notice by including such information in a separate mailing to the participants. Following a one year extension, the offering of our Common Shares will terminate on or before February 25, 2018, which is three years after the initial effective date of this offering. This offering must be registered in every state in which we offer or sell Common Shares. Generally, such registrations are for a period of one year. Thus, we may terminate the offering in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate this offering at any time prior to the stated termination date.”

The second paragraph under the heading Compensation We Will Pay for the Sale of Our Common Shares on page 159 of the Prospectus will be deleted in its entirety and replaced with the following:

“Except as provided below, for sales of Common Shares, our dealer manager will receive selling commissions in an amount of up to 7.0% of the gross proceeds in our primary offering. Our dealer manager will re-allow all selling commissions to the participating broker-dealer who actually sold the Common Shares. Our dealer manager also will receive a dealer manager fee in an amount of up to 3.0% of the gross proceeds in our primary offering. Our dealer manager, in its sole discretion, may re-allow all or any portion of the dealer manager fee to participating broker-dealers as a marketing fee. Participating broker-dealers will use the marketing fee exclusively on marketing support and wholesaling activities. Alternatively, a participating broker-dealer who actually sold the Common Shares may elect to receive a fee equal to 7.0% of the gross proceeds from the sale thereof, with either (a) 2.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale or (b) 3.0% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fourth anniversary of the closing of such sale. We will not pay selling commissions or a dealer manager fee for Common Shares sold pursuant to our DRIP. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Common Shares.”